Exhibit 99.1

Executive Offices	For Further Information Contact:
One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	Cody Phipps
President and Chief Executive Officer or Fareed Khan Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS REPORTS

SECOND QUARTER 2012 EARNINGS

DEERFIELD, Ill., July 23, 2012 – United Stationers Inc. (NASDAQ: USTR) reported second quarter 2012 results.

Second Quarter Financial Summary

•	Net sales were up 1.5% to $1.28 billion compared with $1.26 billion in the prior-year quarter.

•	Diluted earnings per share were $0.66 versus $0.54 in the prior-year quarter. Current period earnings per share were up 12% versus adjusted earnings per share in the prior-year quarter of $0.59 (1).

•	Second quarter gross margin was $188.3 million, or 14.8% of sales, compared with $184.2 million, or 14.7% of sales, in the prior-year quarter.

•

Operating expenses were $137.9 million, or 10.8% of sales, compared with $136.4 million, or 10.9% of sales in the prior-year quarter. Excluding a non-cash pre-tax equity compensation charge related to the former CEO’s retirement, second quarter 2011 adjusted operating expenses were $132.0 million(1) or 10.5%(1) of sales.

•

Operating margin was $50.3 million, or 3.9% of sales, versus $47.8 million, or 3.8% of sales, in the prior-year quarter. Excluding the item noted above, adjusted operating margin in the prior-year quarter was $52.2 million(1) or 4.2%(1) of sales.

•	Net income was $27.0 million compared with $24.8 million in the prior-year quarter. Excluding the non-cash item, adjusted net income in the prior-year quarter was $27.5 million(1).

•	Net cash provided by operating activities for the six months ended June 30, 2012 totaled $48.3 million versus $73.3 million in the prior-year period.

•	Cash paid for share repurchases totaled $54.3 million for approximately 1.8 million shares during the six months ended June 30, 2012.

“Our growth categories and channels continued to deliver strong performance and we are making progress on our efficiency initiatives,” said Cody Phipps, president and chief executive officer. “Our industrial and janitorial/breakroom areas showed solid growth and we are pleased with our progress in the e-retail and public sector channels. The office products environment is still challenging, but we continue to pursue opportunities here to drive specific category growth initiatives.”

Second Quarter Performance

Sales for the second quarter rose 1.5% to $1.28 billion. Strong growth was seen in the industrial supplies category with sales up 13.2% while janitorial/breakroom sales grew 5.8%. Furniture grew slightly by 0.3%. Partially offsetting these gains were declines in the office products and technology categories which were down 0.8% and 2.8%, respectively.

        Gross margin for the quarter was $188.3 million, or 14.8% of sales, compared with $184.2 million, or 14.7% of sales in the year-ago quarter. Gross margin benefitted from higher inventory purchase-related supplier allowances, “War on Waste” (WOW) savings in occupancy and net freight costs, as well as higher service revenue and margin. These items were partially offset by a lower-margin mix and continued competitive pricing pressures.

(1)

This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release. Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Reports Second Quarter 2012 Earnings

Second quarter 2012 operating expenses were $137.9 million, or 10.8% of sales, compared with $136.4 million, or 10.9% of sales, in the second quarter of 2011. In the second quarter of 2011, a non-cash pre-tax $4.4 million equity compensation charge was taken with respect to a transition agreement with the company’s former chief executive officer. Excluding this item, second quarter 2011 operating expenses were $132.0 million(1), or 10.5%(1) of sales. Operating expenses in the second quarter of 2012 reflected increased employee-related costs including labor, pension, and healthcare costs.

Operating income for the quarter ended June 30, 2012 was $50.3 million, or 3.9% of sales, versus $47.8 million, or 3.8% of sales, in the second quarter of 2011. Excluding the item noted above, adjusted operating margin for the prior-year quarter was $52.2 million(1), or 4.2%(1) of sales.

Diluted earnings per share for the latest quarter were $0.66, compared with $0.54 in the prior-year period. Excluding the item noted above, adjusted earnings per share were up 11.9% compared with $0.59(1) in the prior-year quarter. Earnings per share in the 2012 quarter were favorably affected by a lower effective tax rate. The ongoing share repurchase program also benefited earnings per share by reducing average shares outstanding by nearly 5.5 million or 11.8%.

Six-Month Performance

Sales in the first half of 2012 were $2.55 billion, up 2.1% compared with the prior-year period. This was led by a 17.1% increase in industrial supplies and an 8.8% increase in janitorial/breakroom. Office products were up slightly by 0.5%, furniture sales were up 0.6% and technology sales declined 4.5%.

Gross margin for the first half of 2012 was $369.2 million, or 14.5% of sales, compared to $366.6 million or 14.7% of sales in the same prior-year period. The declining margin rate was due to a lower-margin mix and continued competitive pricing pressures. These items were partially offset by higher inventory purchase-related supplier allowances, higher inflation related inventory margin, and WOW savings particularly within occupancy costs.

Operating expenses in 2012 were $287.3 million, or 11.3% of sales, including a charge of $6.2 million for facility closures and severance costs, compared with $278.8 million, or 11.2% of sales, last year, which included a non-cash $4.4 million equity compensation charge as well as a $1.6 million non-deductible, asset impairment charge with respect to the company’s equity investment in a managed print services business. Excluding these items, operating expenses in 2012 were $281.0(1), or 11.0%(1) of sales, compared with the prior year of $272.8 million(1) or 10.9%(1) of sales. Operating expenses in the first half of 2012 reflected increased labor and pension costs.

Operating income for the first half of 2012 was $81.9 million or 3.2% of sales, compared with $87.8 million or 3.5% of sales in the prior year period. Excluding the items mentioned above, operating income through the first six months of 2012 was $88.2(1) million, or 3.5%(1) of sales, compared with $93.9 million(1) or 3.8%(1) of sales, in the same period last year.

Diluted earnings per share for the first half of 2012 were $1.01 versus $0.97 in the first half of 2011. Excluding the items mentioned above, diluted earnings per share for the first half of 2012 were up 3.7% to $1.11(1), compared with $1.07(1) in the prior-year period.

Cash Flow, Debt Trends and Share Repurchases

Net cash provided by operating activities for the six months ended June 30, 2012 was $48.3 million, compared with $73.3 million in the same period last year. This year-over-year decline resulted primarily from reduced payables leverage due to timing of payments and purchases in the prior year. Cash flow used in investing activities totaled $10.2 million in 2012, compared with $16.2 million in the same period last year. Capital spending is expected to be in the range of $30 million to $35 million for all of 2012.

The company currently has approximately $985 million of total committed debt capacity and $527 million outstanding at June 30, 2012. Debt-to-total capitalization rose to 43.3% at June 30, 2012 from 37.0% at June 30, 2011. During the latest six months, the company paid $54.3 million to acquire approximately 1.8 million shares and paid cash dividends of $10.8 million to common shareholders.

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United Stationers Reports Second Quarter 2012 Earnings

Outlook

“The broader economic environment is not showing signs of improvement so it is even more important that we deliver on our growth and margin improvement initiatives, said Phipps. “We see attractive opportunities to grow our wholesale model in many categories and are making sure we invest to keep the momentum going in these areas. We are also working various initiatives to improve operating margin to ensure strong cash flows that we can reinvest in the business and return to shareholders,” concluded Phipps.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Tuesday, July 24th, at 10:00 a.m. CDT, to discuss second quarter 2012 results. To participate, callers within the U.S. and Canada should dial (888) 771-4371, and international callers should dial (847) 585-4405 approximately 10 minutes before the presentation. The passcode is: 32716914. To listen to the webcast, participants should visit the Investor Information section of the company’s website at ir.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ website, about two hours after the call ends. This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s website.

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United Stationers Reports Second Quarter 2012 Earnings

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of a loss of, or substantial decrease in, the availability of products or service from key vendors at competitive prices; United’s ability to maintain its existing information technology systems and the systems and eCommerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; United’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with United’s obligations to maintain the security of private information provided by United’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting United’s business; the availability of financing sources to meet United’s business needs; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2011 net sales of $5.0 billion. The company stocks a broad and deep line of approximately 100,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 61 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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United Stationers Reports Second Quarter 2012 Earnings

United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$1,275,710	$1,256,628	$2,547,357	$2,494,081
Cost of goods sold	1,087,451	1,072,389	2,178,169	2,127,470

Gross profit	188,259	184,239	369,188	366,611

Operating expenses:
Warehousing, marketing and administrative expenses	137,935	136,439	287,272	278,800

Operating income	50,324	47,800	81,916	87,811

Interest expense, net	7,070	6,601	14,236	13,122

Other expense	—	100	—	310

Income before income taxes	43,254	41,099	67,680	74,379

Income tax expense	16,225	16,263	25,539	29,096

Net income	$27,029	$24,836	$42,141	$45,283

Net income per common share – diluted	$0.66	$0.54	$1.01	$0.97

Weighted average number of common shares – diluted	40,887	46,340	41,626	46,470

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United Stationers Reports Second Quarter 2012 Earnings

United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	(unaudited) As of June 30,		(audited) As of Dec. 31, 2011
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$14,559	$18,772	$11,783
Accounts receivable, net	655,018	669,545	659,215
Inventories	692,939	632,080	741,507
Other current assets	30,857	33,208	48,093

Total current assets	1,393,373	1,353,605	1,460,598
Property, plant and equipment, net	124,583	128,596	129,438
Intangible assets, net	53,756	58,854	56,285
Goodwill	328,061	328,061	328,061
Other long-term assets	21,958	19,510	20,500

Total assets	$1,921,731	$1,888,626	$1,994,882

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$446,644	$443,480	$499,265
Accrued liabilities	171,920	161,670	193,572
Short-term debt	50,000	6,800	—

Total current liabilities	668,564	611,950	692,837

Deferred income taxes	14,203	16,448	14,750
Long-term debt	477,140	435,000	496,757
Other long-term liabilities	72,613	72,480	85,859

Total liabilities	1,232,520	1,135,878	1,290,203

Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued – 74,435,628 shares in 2012 and 2011	7,444	7,444	7,444
Additional paid-in capital	405,461	411,137	409,190
Treasury stock, at cost – 33,890,478 and 29,659,783 shares at June 30, 2012 and 2011, respectively and 32,281,847 shares at December 31, 2011	(957,029)	(828,045)	(908,667)
Retained earnings	1,284,538	1,200,437	1,253,118
Accumulated other comprehensive loss	(51,203)	(38,225)	(56,406)

Total stockholders’ equity	689,211	752,748	704,679

Total liabilities and stockholders’ equity	$1,921,731	$1,888,626	$1,994,882

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United Stationers Reports Second Quarter 2012 Earnings

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	For the Six Months Ended June 30,
	2012	2011
Cash Flows From Operating Activities:
Net income	$42,141	$45,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,338	17,458
Share-based compensation	3,165	10,414
Loss (gain) on the disposition of plant, property and equipment	49	(11)
Impairment of equity investment	—	1,635
Amortization of capitalized financing costs	498	397
Excess tax benefits related to share-based compensation	(159)	(2,591)
Deferred income taxes	(3,474)	(948)
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable, net	4,425	(41,097)
Decrease in inventory	48,924	52,452
Decrease (increase) in other assets	15,455	(4,794)
(Decrease) increase in accounts payable	(32,178)	71,481
Decrease in checks in-transit	(20,324)	(49,434)
Decrease in accrued liabilities	(14,283)	(20,677)
Decrease in other liabilities	(13,244)	(6,292)

Net cash provided by operating activities	48,333	73,276
Cash Flows From Investing Activities:
Capital expenditures	(10,342)	(16,223)
Proceeds from the disposition of property, plant and equipment	103	60

Net cash used in investing activities	(10,239)	(16,163)
Cash Flows From Financing Activities:
Net borrowings under debt arrangements	30,384	—
Net (disbursements) proceeds from share-based compensation arrangements	(583)	13,767
Acquisition of treasury stock, at cost	(54,311)	(69,866)
Payment of cash dividends	(10,848)	(6,033)
Excess tax benefits related to share-based compensation	159	2,591
Payment of debt issuance costs	(121)	(111)

Net cash used in financing activities	(35,320)	(59,652)

Effect of exchange rate changes on cash and cash equivalents	2	10

Net change in cash and cash equivalents	2,776	(2,529)
Cash and cash equivalents, beginning of period	11,783	21,301

Cash and cash equivalents, end of period	$14,559	$18,772

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United Stationers Reports Second Quarter 2012 Earnings

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,
	2012		2011
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$1,275,710	100.00%	$1,256,628	100.00%

Gross profit	$188,259	14.76%	$184,239	14.66%

Operating expenses	$137,935	10.82%	$136,439	10.86%
Equity compensation – CEO transition	—	—	(4,409)	(0.35)

Adjusted operating expenses	$137,935	10.82%	$132,030	10.51%

Operating income	$50,324	3.94%	$47,800	3.80%
Operating expense item noted above	—	—	4,409	0.35%

Adjusted operating income	$50,324	3.94%	$52,209	4.15%

Net income	$27,029		$24,836
Operating expense item noted above, net of tax	—		2,664

Adjusted net income	$27,029		$27,500

Diluted earnings per share	$0.66		$0.54
Per share operating expense item noted above	—		0.05

Adjusted diluted earnings per share	$0.66		$0.59

Adjusted diluted earnings per share — growth rate over the prior year period	12%

Weighted average number of common shares — diluted	40,887		46,340

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share in the second quarter of 2011 excludes the effects of an equity compensation charge related to a transition agreement with the former chief executive officer. Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income. Management believes that excluding this item is an appropriate comparison of its ongoing operating results to last year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Reports Second Quarter 2012 Earnings

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income, and Diluted Earnings Per Share

(unaudited)

(in thousands, except per share data)

	For the Six Months Ended June 30,
	2012		2011
	Amount	% to Net Sales	Amount	% to Net Sales
Net sales	$2,547,357	100.00%	$2,494,081	100.00%

Gross profit	$369,188	14.49%	$366,611	14.70%

Operating expenses	$287,272	11.28%	$278,800	11.18%
Facility closures and severance charge	(6,247)	(0.25)	—	—
Equity compensation – CEO transition	—	—	(4,409)	(0.17)
Asset impairment charge	—	—	(1,635)	(0.07)

Adjusted operating expenses	$281,025	11.03%	$272,756	10.94%

Operating income	$81,916	3.21%	$87,811	3.52%
Operating expense item noted above	6,247	0.25	6,044	0.24

Adjusted operating income	$88,163	3.46%	$93,855	3.76%

Net income	$42,141		$45,283
Operating expense item noted above, net of tax	3,873		4,357

Adjusted net income	$46,014		$49,640

Diluted earnings per share	$1.01		$0.97
Per share operating expense item noted above	0.10		0.10

Adjusted diluted earnings per share	$1.11		$1.07

Adjusted diluted earnings per share — growth rate over the prior year period	4%

Weighted average number of common shares — diluted	41,626		46,470

Note: Adjusted Operating Expenses, Operating Income, Net Income and Earnings Per Share for the six months ended June 30, 2012, exclude the effects of a $6.2 million charge related to facility closures and severance cost. In addition, the results for the six months ended June 30, 2011, were adjusted to exclude the effects of an equity compensation charge related to a transition agreement with the former chief executive officer and a non-deductible asset impairment charge. Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income. Management believes that excluding this item is an appropriate comparison of its ongoing operating results to last year. It is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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